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                                                                    EXHIBIT 15.1

                     Independent Accountants' Review Report

Board of Directors and
  Stockholders
Servico, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Servico, Inc. and subsidiaries as of March 31, 1996, and the related condensed consolidated statements of income and cash flows for the three-month periods ended March 31, 1996 and 1995, and the condensed consolidated statement of stockholders' equity for the three-month period ended March 31, 1996. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Servico, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended not presented herein and in our report dated February 12, 1996, except as to the last paragraph of Note 5 as to which the date is March 18, 1996 and the last paragraph of Note 11 as to which the date is March 12, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                   /s/ Ernst & Young LLP



April 22, 1996



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